Exhibit 5

           Legality opion of Messrs. Satterlee Stephens Burke & Burke of Summit, New Jersey, including consent






                                                    February __, 1997


Enex Resources Corporation
Suite 200
800 Rockmead Drive
Three Kingwood Place
Kingwood, Texas  77339

                     Re:  ENEX CONSOLIDATED PARTNERS, L.P.

Gentlemen:

     You have requested our opinion, as special counsel to Enex Consolidated Partners, L.P., a New Jersey limited partnership (the "Consolidated Partnership"), in connection with a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (SEC File No. 333-09953) originally filed by Enex with the Securities and Exchange Commission (the "Commission") on August 12, 1996, and amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on November 13, 1996, Pre-Effective Amendment No. 2 thereto filed with the Commission on January 10, 1997 and Pre-Effective Amendment No. 3 thereto to which this letter is intended to be filed as an Exhibit (as so amended, the "Registration Statement").

     In our capacity as such counsel, we have familiarized ourselves with the actions taken by Enex Resources Corporation, the general partner of the Consolidated Partnership ("Enex" or the "General Partner"), in connection with the formation of the Consolidated Partnership and the proposed consolidation of up to thirty-four (34) partnerships (the "Partner ships"), of each of which Enex is the general partner (the "Consolidation"), and the related exchange offer (the "Exchange Offer"), pursuant to which limited partners of those of the Partnerships that do not participate in the Consolidation may exchange their limited partnership interests in such Partnerships for units of limited partnership interest of the


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Enex Resources Corporation
February __, 1997
Page 2

Consolidated   Partnership   ("Units")  as  described  in  the  prospectus/proxy
statement (the "Prospectus/Proxy Statement") included in the Registration Statement.

     We have examined the certificate of limited partnership (the "Certificate") of the Consolidated Partnership, as filed with the Secretary of State of the State of New Jersey, and the Agreement of Limited Partnership (the "Agreement") of the Consolidated Partnership, and the original or certified copies of all such records and agreements, such certificates of public officials, certificates of officers and other representatives of the General Partner and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to various questions of fact material to our opinion which have not been independently established, we have relied upon statements or certificates of officials and representatives of the General Partner and others and we have assumed the accuracy and completeness of all statements of fact contained therein.

              Based upon the foregoing, we are of the opinion that:

     1. The Consolidated Partnership is duly formed and validly existing as a limited partnership under the New Jersey Uniform Limited Partnership Law (1976) (the "Act") with full partnership power and authority to own its properties and to conduct its business as contemplated in its Certificate and its Agreement.

  2. The Consolidation and the Exchange Offer have been duly authorized by the General Partner and, when Units have been issued to the participating Partnerships in connection with the Consolidation or to exchanging limited partners who have properly executed Proxy/Ballots in the form filed with the Commission marked with an election to participate in the Exchange Offer, all in accordance with the terms and conditions described in the Registration Statement (after declaration of its effectiveness by the Commission) and in accordance with all applicable federal securities laws and the securities ("Blue Sky") laws of states having jurisdiction over such issuances, then, upon proper execution and filing for record of a legally adequate amendment of the Certificate of the Consolidated Partnership admitting the holders of the Units (or, in the case of holders who are ineligible to become, or elect not to become, limited partners and therefore have the status of assignees of limited partnership interests, the General Partner as limited partner of record) to the Consolidated Partnership as limited partners ("Limited Partners") and the adoption of an amended Agreement substantially in the form contained in the Registration Statement, as contemplated therein, such Units will represent validly issued, fully paid and non-assessable interests in the Consolidated Partnership, except as otherwise set forth in its Agreement as the same may be amended from time to time.



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Enex Resources Corporation
February __, 1997
Page 3


     The opinion contained in paragraph (2) above is, with respect to the Consolidated Partnership, subject to (i) compliance with all applicable laws relating to the limited liability of limited partners of a limited partnership or its nearest legal equivalent in any jurisdiction in which the Consolidated Partnership shall conduct business, (ii) the absence of any event of dissolution with respect to the Consolidated Partnership, and (iii) with respect to any Limited Partner sought to be charged with a debt, obligation or liability of the Consolidated Partnership, the absence of any action by such Limited Partner that could be construed as taking part in the control of the business of the Consolidated Partnership. To the extent that any distribution to a Limited Partner of a Partnership constitutes a return of all or any part of such Limited Partner's capital contribution, such Limited Partner will be liable to the Partnership for the amount of such distribution constituting a return of capital
(a) for one year after the distribution if the return of capital did not violate the Partnership's Agreement or the Act, but only to the extent necessary to discharge the liabilities of the Partnership to its creditors who extended credit before such distribution or (b) for six years after the distribution if the return of capital did violate the Partner ship's Agreement or the Act. For this purpose, a Limited Partner receives a return of his contribution to the extent that a distribution made by the Partnership to such Limited Partner causes his share of the fair value of the net assets of the Partnership to be less than the value of such Limited Partner's aggregate contributions to the Partnership which have not been returned to him.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the references to this firm in the Prospectus in connection with the matters referred to under the caption "GENERAL INFORMATION-Legal Opinion."



                                        Very truly yours,



                                        SATTERLEE STEPHENS BURKE & BURKE LLP